CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
6.35% Subordinated Debentures due 2053	$175,000,000	$23,870

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (File No. 333-187373) filed by the registrant.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-187373

Prospectus Supplement

(To Prospectus dated March 20, 2013)

$175,000,000

6.35% Subordinated Debentures due 2053

We will pay interest on the debentures on March 30, June 30, September 30 and December 30 of each year, commencing June 30, 2013. We may defer interest payments during one or more deferral periods for up to five consecutive years each as described in this prospectus supplement.

On or after March 30, 2018, we may redeem the debentures, in whole or in part, at their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption; provided that if the debentures are not redeemed in whole, at least $25 million aggregate principal amount of the debentures must remain outstanding after giving effect to such redemption.

We may redeem the debentures, in whole but not in part, at any time prior to March 30, 2018, within 90 days of the occurrence of a “tax event” (as defined in “Description of Debentures—Optional redemption of the debentures”), at a redemption price equal to their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption.

We may redeem the debentures, in whole but not in part, at any time prior to March 30, 2018, within 90 days of the occurrence of a “rating agency event” (as defined in “Description of Debentures—Optional redemption of the debentures”), at a redemption price equal to the greater of (a) their principal amount or (b) a make-whole amount, in each case, plus any accrued and unpaid interest to, but excluding, the date of redemption.

The debentures will be unsecured and will rank in right of payment and upon our liquidation junior to all of our current and future senior indebtedness on the terms set forth in the indenture pursuant to which the debentures will be issued. The debentures will not be obligations of or guaranteed by any of our subsidiaries. As a result, the debentures will also be structurally subordinated to all debt and other liabilities of our subsidiaries.

Beneficial interests in the debentures will be issued in book-entry form in denominations of $25 and multiples of $25 in excess thereof. The debentures will mature on March 30, 2053.

We will apply for the listing of the debentures on the New York Stock Exchange (the “NYSE”) under the symbol “THGA.” If approved for listing, trading of the debentures on the NYSE is expected to commence within 30 days after they are first issued.

Investing in the debentures involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Debenture	Total
Price to Public (1)	$25.000	$175,000,000
Underwriting Discount	$0.7875	$5,512,500
Proceeds (2)	$24.2125	$169,487,500

(1)	Plus accrued interest, if any, from March 27, 2013 to the date of delivery.
(2)	Proceeds, before expenses, to The Hanover Insurance Group, Inc.

The underwriters expect to deliver the debentures through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment in New York, New York on or about March 27, 2013.

Joint Book-Running Managers

Morgan Stanley	BofA Merrill Lynch	Wells Fargo Securities

Co-Managers

J.P. Morgan BB&T Capital Markets	Barclays	Goldman, Sachs & Co. Lloyds Securities

Prospectus Supplement dated March 20, 2013

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free-writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). Neither we nor any underwriter take any responsibility for, or provide any assurance as to the reliability of, any different or additional information. This prospectus supplement and the accompanying prospectus is an offer to sell only the debentures offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free-writing prospectus filed by us with the SEC is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations, liquidity, cash flows and prospects might have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of debentures. The second part, the accompanying prospectus dated March 20, 2013, gives more general information, some of which may not apply to this offering.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information incorporated by reference in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus and “Incorporation of Certain Documents by Reference” in this prospectus supplement.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the debentures in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on behalf of us or the underwriters or any of them, to subscribe to or purchase any of the debentures, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting”.

In this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise requires, references to “THG,” “we,” “us” and “our” refer to The Hanover Insurance Group, Inc., a Delaware corporation, and its subsidiaries.

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to the indenture refer to the indenture dated as of March 20, 2013 between THG and U.S. Bank National Association, as trustee, as supplemented by the first supplemental indenture between THG and the trustee.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We have based our “forward-looking statements” on management’s belief and assumptions based on information available to our management at the time these statements are made. These “forward-looking statements” may relate, without limitations, to such matters as future actions, integration of strategic acquisitions, prospects related to our strategic initiatives, anticipated premiums, expenses, interest rates, foreign exchange rates, financial performance or business prospects in future periods, the outcome of contingencies, liquidity, and similar matters. Forward-looking statements are inherently subject to risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “seek to,” “should,” “will” and “would” or any variations of words with similar meanings. A variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. The factors listed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are illustrative and other risks and uncertainties may arise as may be detailed from time to time in our public announcements and in our filings with the SEC. Our forward-looking statements speak only as of the dates on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these risks, see “Risk Factors” beginning on page S-6 of this prospectus supplement, and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary is provided solely for your convenience. It is not intended to be complete. You should read carefully this entire prospectus supplement, the accompanying prospectus and all the information included or incorporated by reference herein or therein, especially the risks discussed in the section titled “Risk Factors” beginning on page S-6 of this prospectus supplement and in our periodic reports filed with the SEC.

THE HANOVER INSURANCE GROUP, INC.

THG is a holding company organized as a Delaware corporation in 1995. Our primary business operations are property and casualty insurance products and services marketed through independent agents and brokers in the United States, or U.S. The Hanover Insurance Company, or Hanover Insurance, and Citizens Insurance Company of America, or Citizens, are our principal U.S. property and casualty subsidiaries. We also conduct business internationally through a wholly-owned subsidiary, Chaucer Holdings plc, or Chaucer, which operates through the Society and Corporation of Lloyd’s, or Lloyd’s, and is domiciled in the United Kingdom, or U.K.

We manage our operations principally through four segments, including three in which we provide insurance products and services: Commercial Lines, Personal Lines, and Chaucer. We underwrite commercial and personal property and casualty insurance through Hanover Insurance, Citizens and other THG subsidiaries, through an independent agent and broker network concentrated in the Northeast, Midwest and Southeast U.S. We also continue to actively grow our commercial lines presence in the Western region of the U.S. Our Chaucer segment is a specialist insurance underwriting group which operates through Lloyd’s and writes business internationally. Our fourth segment, Other Property and Casualty, consists of Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, earnings on holding company assets, and a run-off voluntary pools business.

Our principal executive offices are located at 440 Lincoln Street, Worcester, Massachusetts, 01653 and our telephone number is (508) 855-1000. We make available free of charge on or through our website, www.hanover.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in our website has not been, and shall not be deemed to be, incorporated by reference into this prospectus supplement and the accompanying prospectus.

SUMMARY FINANCIAL INFORMATION

The following table sets forth our summary consolidated financial information at and for the periods presented. You should read the following information in conjunction with our consolidated financial statements and related notes and the other financial and statistical information that we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. We acquired Chaucer on July 1, 2011 and, accordingly, our statement of income and balance sheet data as of and for the year ended December 31, 2010 do not include any results from Chaucer and our statement of income data for the year ended December 31, 2011 includes Chaucer’s results only for the period from July 1, 2011 through December 31, 2011.

	Fiscal Year Ended December 31,
	2012	2011	2010
	(in millions, except per share amounts)
Statement of income data:
Revenues
Premiums	$4,239.1	$3,598.6	$2,841.0
Net investment income	276.6	258.2	247.2
Net realized investment gains	23.6	28.1	29.7
Fees and other income	51.4	46.7	34.3

Total revenues	4,590.7	3,931.6	3,152.2
Losses and expenses
Losses and loss adjustment expenses	2,974.4	2,550.8	1,856.3
Policy acquisition expenses	938.1	778.9	600.8
Other operating expenses	649.5	580.3	489.5

Total losses and expenses	4,562.0	3,910.0	2,946.6

Income before income taxes	28.7	21.6	205.6
Income tax expense (benefit)	(17.4)	(9.9)	56.0

Income from continuing operations	46.1	31.5	149.6
Income from discontinued operations	9.8	5.2	1.6

Net income	$55.9	$36.7	$151.2

Net income per common share (diluted)	$1.23	$0.80	$3.27
Dividends declared per common share	$1.23	$1.13	$1.00

Balance sheet data (at fiscal period end):
Total assets	$13,484.9	$12,598.6	$8,546.8
Debt	849.4	911.1	605.9
Total liabilities	10,889.5	10,114.6	6,109.4
Shareholders’ equity	2,595.4	2,484.0	2,437.4
Other data:
Ratio of earnings to fixed charges(1)	1.41x	1.35x	5.11x

(1)	For purposes of the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes, minority interest, extraordinary items and cumulative effect of accounting changes plus appropriate fixed charges. “Fixed charges” consist of interest expense on debt and the portion of operating lease rental expense representative of an interest factor.

THE OFFERING

Issuer	The Hanover Insurance Group, Inc.

Securities	$175 million aggregate principal amount of 6.35% Subordinated Debentures due 2053 which are referred to as the “debentures” in this prospectus supplement.

Maturity	The debentures will mature on March 30, 2053.

Interest	The debentures will bear interest at an annual rate of 6.35%. We will pay interest quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning on June 30, 2013, subject to our right to defer the payment of interest as described under “Optional Interest Deferral” below.

Record Date	We will make interest payments on the debentures to the holder of record at the close of business on the March 15, June 15, September 15 or December 15, as the case may be, immediately preceding such March 30, June 30, September 30 or December 30, whether or not a business day. However, interest that we pay on the maturity date or redemption date will be payable to the person to whom the principal will be payable.

Optional Interest Deferral	We have the right on one or more occasions to defer the payment of interest on the debentures for up to five consecutive years without giving rise to an event of default (each such period an “Optional Deferral Period”). During an Optional Deferral Period, interest will continue to accrue at the interest rate on the debentures, compounded quarterly as of each interest payment date to the extent permitted by applicable law.

Payment Restrictions Upon Interest Deferral	If we have exercised our right to defer interest payments on the debentures, we generally may not make payments on or redeem or purchase any shares of our capital stock or any of our debt securities or guarantees that rank upon our liquidation, dissolution or winding up equally with or junior to the debentures, subject to certain limited exceptions.

Optional Redemption	We may elect to redeem the debentures:

•

in whole at any time or in part from time to time on or after March 30, 2018, at a redemption price equal to their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption; provided that if the debentures are not redeemed in whole, at least $25 million aggregate principal amount of the debentures must remain outstanding after giving effect to such redemption;

•

in whole, but not in part, at any time prior to March 30, 2018, within 90 days of the occurrence of a “tax event” (as defined in “Description of Debentures—Optional redemption of the debentures”) at a redemption price equal to their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption; or

•

in whole, but not in part, at any time prior to March 30, 2018, within 90 days of the occurrence of a “rating agency event” (as defined in “Description of Debentures—Optional redemption of the debentures”) at a redemption price equal to the greater of (a) their principal amount or (b) a make-whole amount, in each case, plus any accrued and unpaid interest to, but excluding, the date of redemption.

Subordination; Ranking	The debentures will be unsecured, and will rank in right of payment and upon our liquidation junior to all of our existing and future senior indebtedness. The debentures will also be structurally subordinated to all debt and other liabilities of our subsidiaries.

The debentures do not limit us or our subsidiaries’ ability to incur additional debt, including debt that ranks senior in right of payment and upon our liquidation to the debentures.

Events of Default	Events of default include failure to pay principal or any premium, failure to pay interest, and events of bankruptcy, insolvency, or reorganization. See “Description of Debentures—Events of Default” below.

Listing	We intend to apply to list the debentures on the NYSE under the symbol “THGA.” If approved for listing, trading of the debentures on the NYSE is expected to commence within 30 days after they are first issued.

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $168.48 million after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate and working capital purposes, which may include repurchases of shares of our common stock. See “Use of Proceeds” in this prospectus supplement.

Risk Factors	You should carefully consider all information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, should carefully read the section entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus and the section entitled “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2012 before purchasing any of the debentures.

Trustee	U.S. Bank National Association

U.S. Federal Income Tax Considerations	In the opinion of our counsel, Ropes & Gray LLP, assuming full compliance with the terms of the indenture and other relevant documents, while the matter is not free from doubt, the debentures will be treated as indebtedness for U.S. federal income tax purposes. This characterization is not binding on the Internal Revenue Service (“IRS”) or any court, however, and we cannot assure that the IRS or a court will agree with our determination. See “Material United States Federal Income Tax Consequences—Classification of the Debentures.”

Each holder of debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for all U.S. federal, state and local tax purposes. We intend to treat the debentures in the same manner.

If we elect to defer interest on the debentures for one or more Optional Deferral Periods, the holders of the debentures likely will be required to include amounts in income for U.S. federal income tax purposes during such period, regardless of such holder’s method of accounting for U.S. federal income tax purposes and notwithstanding that no interest payments will be made on the debentures during such periods. See “Material United States Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences to U.S. Holders.”

Governing Law	The debentures will be governed by the laws of the State of New York.

RISK FACTORS

You should carefully consider the following risk factors as well as the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the discussion of risk factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated herein by reference, before making a decision to invest in the debentures. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. Some of these factors relate principally to our business and the industry in which we operate while others relate principally to your investment in the debentures. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally. If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or part of your investment.

Risks Related to the Debentures

We are a holding company that depends on the ability of our insurance subsidiaries to pay dividends to us in order to service our indebtedness.

We are a holding company and do not have any significant operations or assets other than our ownership of the shares of our operating subsidiaries. Dividends and other permitted distributions from our insurance subsidiaries are our primary source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses. Our U.S. insurance subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. Chaucer’s and certain of its subsidiaries’ ability to pay dividends or to return capital to us is similarly limited by Lloyd’s and the Financial Services Authority of the United Kingdom (expected to be separated into the Prudential Regulation Authority and the Financial Conduct Authority), and the ability of certain of Chaucer’s regulated subsidiaries to become a borrower or guarantor or provider of any security interest on any financial obligations is subject to review by the Financial Services Authority. The inability of our insurance subsidiaries to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have an adverse effect on our operations and our ability to meet our debt service obligations.

The debentures are effectively subordinate to the existing and future liabilities of our subsidiaries.

Our subsidiaries are separate and distinct legal entities from us. None of our subsidiaries will guarantee the debentures, and our subsidiaries will have no obligation to pay any amounts due on the debentures or to provide us with funds to meet our payment obligations on the debentures, whether in the form of dividends, distributions, loans or other payments. Any payment of dividends, loans or advances by our subsidiaries could be subject to contractual restrictions. In addition, payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings, legal ability to pay dividends and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any secured indebtedness and other secured liabilities of our subsidiaries to the extent of the value of the assets securing such indebtedness and liabilities, and to all indebtedness and other liabilities of our subsidiaries senior to that held by us. As of December 31, 2012, our subsidiaries had approximately $171.3 million in long-term third-party indebtedness outstanding, which would be structurally senior to the debentures. In January 2013, we repaid $46.3 million of this indebtedness.

Our obligations under the debentures will be subordinated.

Our payment obligation under the debentures will be unsecured and will rank junior in right of payment and upon our liquidation to all of our senior indebtedness on the terms set forth in the indenture pursuant to which the debentures will be issued. We, therefore, cannot make any payments on the debentures, if (i) we have defaulted on the payment of any of our senior indebtedness and the default is continuing, (ii) the maturity of any senior indebtedness has been or would be permitted upon notice or the passage of time to be accelerated as a result of a default and the default is continuing and such acceleration has not been rescinded or annulled, or (iii) we have filed for bankruptcy or are liquidating, dissolving or winding-up or in receivership, and our senior indebtedness has not been repaid in full.

As of December 31, 2012, we had approximately $618.4 million in outstanding senior indebtedness. The indenture pursuant to which the debentures will be issued does not place any limit on the amount of liabilities that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred stock, that our subsidiaries may issue, guarantee or otherwise incur. We expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the debentures.

The indenture under which the debentures will be issued will not protect the holders of the debentures if we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.

The indenture will not protect holders of debentures if we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. The indenture will not contain any provisions restricting our ability to:

•	incur additional debt, including debt senior in right of payment to the debentures;

•	pay dividends on or purchase or redeem capital stock, unless we have deferred payment of interest on the debentures;

•	sell assets (other than certain restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens or enter into sale and leaseback transactions; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

Additionally, the indenture will not require us to offer to purchase the debentures in connection with a change of control or require that we adhere to any financial tests or ratios or specified levels of net worth. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due.

We can defer interest payments on the debentures for one or more periods of up to five years each. This may affect the market price of the debentures.

So long as there is no event of default with respect to the debentures, we may defer interest payments on the debentures, from time to time, for one or more Optional Deferral Periods of up to five consecutive years. At the end of an Optional Deferral Period, if all amounts due are paid, we could start a new Optional Deferral Period of up to five consecutive years. During any Optional Deferral Period, interest on the debentures would be deferred but would accrue additional interest at a rate equal to the interest rate on the debentures, to the extent permitted by applicable law. No Optional Deferral Period may extend beyond the maturity date of the debentures. See “Description of Debentures—Option to defer interest payments.”

If we exercise our right to defer interest payments, the debentures may trade at a price that does not fully reflect the value of accrued and unpaid interest on the debentures or that is otherwise less than the price at which the debentures may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the debentures is likely to be affected and may be more volatile than other securities that do not have these rights.

We are not permitted to pay current interest on the debentures until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period, we will be prohibited from paying current interest on the debentures until we have paid all accrued and unpaid deferred interest plus any accrued interest thereon. As a result, we may not be able to pay current interest on the debentures if we do not have available funds to pay all accrued and unpaid deferred interest plus any accrued interest thereon.

If we defer interest payments on the debentures, there will be U.S. federal income tax consequences to holders of the debentures.

If we defer interest payments on the debentures for one or more Optional Deferral Periods, holders of the debentures likely will be required to include amounts in income for U.S. federal income tax purposes during such period, regardless of their method of accounting for U.S. federal income tax purposes.

If holders of the debentures sell their debentures before the record date for the payment of interest at the end of an Optional Deferral Period, they will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, amounts that holders were required to include in income in respect of the debentures during the Optional Deferral Period will be added to such holders’ adjusted tax basis in the debentures, but may not be reflected in the amount that such holder realizes on the sale. To the extent the amount realized on a sale is less than the holder’s adjusted tax basis, the holder will generally recognize a capital loss for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations. See “Material United States Federal Income Tax Consequences—Treatment of Taxable Dispositions of Debentures.”

Rating agencies may change their practices for rating the debentures, which change may affect the market price of the debentures. In addition, we may redeem the debentures if a rating agency amends, clarifies or changes the criteria used to assign equity credit for securities similar to the debentures.

The rating agencies that currently publish a rating for us, including Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and A.M. Best Company, Inc., each of which is expected to initially publish a rating of the debentures, may, from time to time in the future, change the way they analyze securities with features similar to the debentures. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the debentures. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the debentures are subsequently lowered, that could have a negative impact on the trading price of the debentures. In addition, we may redeem the debentures before March 30, 2018 at our option, in whole but not in part, within 90 days of a rating agency amending, clarifying or changing the criteria used to assign equity credit for securities such as the debentures, which amendment, clarification or change results in (a) the shortening of the length of time the debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the debentures. See “Description of Debentures—Optional redemption of the debentures.”

The debentures may be redeemed prior to maturity, and you may not be able to reinvest the proceeds at the same or a higher rate.

We may redeem the debentures at our option, in whole at any time or in part, on or after March 30, 2018. In addition, we may redeem the debentures in whole, but not in part, before March 30, 2018 if certain changes in tax laws, regulations or interpretations occur. In each of these two cases, the redemption price will be 100% of the principal amount of such debentures being redeemed plus accrued and unpaid interest. We may also redeem the debentures before March 30, 2018 at our option, in whole but not in part, within 90 days of a rating agency event, as defined under “Description of Debentures—Optional redemption of the debentures.” In this event, the redemption price will be equal to the greater of (a) the aggregate principal amount or (b) a make-whole amount, in each case, plus accrued and unpaid interest. See “Description of Debentures—Optional redemption of the debentures.” If we exercise any of these rights, you may not be able to reinvest the money you receive upon a redemption at a rate that is equal to or higher than the rate of return on the debentures.

There may not be a public market for the debentures.

We will apply to list the debentures on the NYSE. If approved for listing, trading of the debentures on the NYSE is expected to commence within 30 days after they are first issued. The listing of the debentures will not necessarily ensure that an active trading market will be available for the debentures or that you will be able to sell your debentures at the price you originally paid for them or at the time you wish to sell them. Future trading prices of the debentures will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities. Generally, the liquidity of, and trading market for, the debentures may also be materially and adversely affected by declines in the market for similar debt securities. Such a decline may materially and adversely affect such liquidity and trading independent of our financial performance and prospects.

Changes in our credit ratings or the debt markets could adversely affect the market price of the debentures.

The market price for the debentures depends on many factors, including, among other things:

•	our credit ratings with major credit rating agencies, including with respect to the debentures;

•	the prevailing interest rates being paid by other companies similar to us;

•	our operating results, financial condition, financial performance and future prospects;

•

our election to defer interest payments on the debentures (see—“We can defer interest payments on the debentures for one or more periods of up to five years each. This may affect the market price of the debentures.”); and

•

economic, financial, geopolitical, regulatory and judicial events that affect us, the industries and markets in which we are doing business and the financial markets generally, including continuing uncertainty about the strength and speed of recovery in the United States and other key economies, the impact of governmental stimulus and austerity initiatives, and sovereign credit concerns in Europe and other key economies.

The price of the debentures may be adversely affected by unfavorable changes in these factors. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the debentures.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change our credit rating based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the debentures.

Risks Related to THG

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including “Item 1A. Risk Factors” incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as updated by other SEC filings filed after such annual report.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the debentures will be approximately $168.48 million after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the debentures for general corporate and working capital purposes, which may include repurchases of shares of our common stock.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2012 on an actual basis and as adjusted to give effect to the sale of the debentures (after deducting the underwriting discount and estimated offering expenses payable by us). You should read this table in conjunction with our consolidated financial statements and related debentures thereto, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2012
	(Unaudited in millions)
	Actual	As Adjusted
Cash and cash equivalents	$564.8	$733.3

Long-term debt:
Junior subordinated debentures	$59.7	$59.7
FHLBB borrowings (secured)(1)	171.3	171.3
Senior debentures (unsecured)	618.4	618.4
Debentures offered hereby	—	175.0

Total long-term debt	$849.4	$1,024.4

Total shareholders’ equity	$2,595.4	$2,595.4

Total capitalization	$3,444.8	$3,619.8

(1)	Does not reflect the repayment of $46.3 million of FHLBB borrowings in January 2013.

DESCRIPTION OF DEBENTURES

Set forth below is a description of the specific terms of the debentures. This description supplements, and should be read together with, the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities”. Any information regarding the debentures contained in this prospectus supplement that is inconsistent with information in the accompanying prospectus will supersede any inconsistent information in the accompanying prospectus. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the indenture, as supplemented by the first supplemental indenture, to provide for the issuance of the debentures which we collectively refer to as the “Indenture”, between The Hanover Insurance Group, Inc., as issuer, and U.S. Bank National Association, as trustee, which we refer to as the “Trustee”, pursuant to which the debentures will be issued. As used in this “Description of Debentures” section, unless the context otherwise requires, references to “we”, “us”, “our” or “the Company” refer to The Hanover Insurance Group, Inc.

General

The debentures will be issued as subordinated debt securities under the Indenture and will be limited in aggregate principal amount to $175 million. The debentures will be issued only in denominations of $25 and multiples of $25 in excess thereof. Payments of principal of, and interest on, the debentures will be made in U.S. dollars. The provisions of the Indenture pertaining to satisfaction and discharge of the Indenture and unclaimed moneys will apply to the debentures.

We may, without notice to or consent of the holders of the debentures, re-open and issue additional 6.35% Subordinated Debentures due 2053 having the same ranking, interest rate, maturity date and other terms as the debentures of such series being offered by this prospectus supplement, provided that if the additional debentures are not fungible with the debentures being offered by this prospectus supplement, the additional debentures will have a separate CUSIP number. Any additional debentures, together with the debentures offered by this prospectus supplement, will constitute a single series of debt securities under the Indenture. The debentures and the Indenture under which the debentures will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us.

Subordination

The debentures will be unsecured, and will rank in right of payment and upon our liquidation junior to all of our current and future Senior Indebtedness and equal with our outstanding 8.207% Junior Subordinated Deferrable Interest Debentures and any other future Indebtedness Ranking on a Parity with the Debentures, and, in each case in the manner set forth below. The debentures will also be structurally subordinated to all debt and other liabilities of our subsidiaries.

Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, or similar proceedings, the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or other satisfactory consideration of all amounts due or to become due on or in respect of such Senior Indebtedness before the holders of the debentures will be entitled to receive or retain any payment in respect thereof.

In the event of the acceleration of the maturity of the debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full in cash or other satisfactory consideration of all such Senior Indebtedness before the holders of the debentures will be entitled to receive or retain any payment in respect of the debentures.

In the event and during the continuation of any default in any payment with respect to any Senior Indebtedness, or in the event that the maturity of any Senior Indebtedness has been or would be permitted upon notice or the passage of time to be accelerated because of a default, then, unless and until such default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, then no payments on account of principal or premium, if any, or interest, if any, in respect of the debentures may be made, in each case unless and until all amounts due or to become due on such Senior Indebtedness are paid in full in cash or other satisfactory consideration.

As at December 31, 2012, we had approximately $618.4 million of outstanding Senior Indebtedness and $59.7 million of Indebtedness Ranking on a Parity with the Debentures. In addition, the debentures will be structurally subordinate to the indebtedness of our subsidiaries. As of December 31, 2012, our subsidiaries had approximately $171.3 million in long-term third-party indebtedness outstanding, $46.3 million of which was repaid in January 2013. See “Risk Factors—Risks Related to the Debentures—The debentures are effectively subordinate to the existing and future liabilities of our subsidiaries.” Senior Indebtedness does not include obligations to trade creditors created or assumed by us in the ordinary course of business, which will rank pari passu with the debentures in right of payment upon liquidation.

“Senior Indebtedness” shall mean all Indebtedness, whether outstanding on the date of the first issuance of the debentures or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Debentures or Indebtedness Ranking Junior to the Debentures, and any deferrals, renewals or extension of such Senior Indebtedness.

“Indebtedness Ranking on a Parity with the Debentures” shall mean (a) the outstanding 8.207% Junior Subordinated Deferrable Interest Debentures Due February 3, 2027 and (b) Indebtedness, whether outstanding on the date of the first issuance of the debentures or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the debentures in right of payment upon our dissolution, winding-up, liquidation, reorganization or similar events. The securing of any Indebtedness, otherwise constituting Indebtedness Ranking on a Parity with the Debentures, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Debentures.

“Indebtedness Ranking Junior to the Debentures” shall mean any Indebtedness, whether outstanding on the date of the first issuance of the debentures or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the debentures (and any other Indebtedness Ranking on a Parity with the Debentures) in right of payment upon our dissolution, winding-up, liquidation, reorganization, or similar events. The securing of any Indebtedness, otherwise constituting Indebtedness Ranking Junior to the Debentures, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Debentures.

“Indebtedness” shall mean (i) any obligation of, or any obligation guaranteed by, us for which we are responsible or liable as obligor or otherwise including principal, premium and interest (whether accruing before or after filing of any petition in bankruptcy or any similar proceedings by or against us and whether or not allowed as a claim in bankruptcy or similar proceedings) for (A) indebtedness for money borrowed, (B) indebtedness evidenced by securities, bonds, debentures, notes or other similar written instruments, (C) any deferred obligation for the payment of the purchase price or conditional sale obligation of property or assets acquired other than in the ordinary course of business, (D) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction, (E) all obligations under “keep-well” agreements required by insurance regulators or (F) any obligation referred to in (A) through (E) above of other persons secured by any lien on any property or asset of the Company and (ii) all indebtedness for obligations to make payment in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts (including future or options contracts) swap agreements, cap agreements, repurchase and reverse repurchase agreements and similar arrangements, whether outstanding on the first issuance of the debentures or thereafter created, assumed or incurred.

Maturity

The debentures will mature on March 30, 2053.

Interest

Subject to applicable law and subject to any Optional Deferral Period, as described below, interest on the debentures will accrue at an annual rate equal to 6.35%, and will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning on June 30, 2013, each of which we refer to as an interest payment date, to the record holders at the close of business on the preceding March 15, June 15, September 15 and December 15, as applicable, whether or not a business day. However, interest that we pay on the maturity date or a redemption date will be payable to the person to whom the principal will be payable.

Interest payments will include accrued interest from, and including, the original issue date, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay).

Interest not paid on any payment date will accrue and compound quarterly at a rate per year equal to the rate of interest on the debentures until paid. References to “interest” include interest accruing on the debentures, interest on deferred interest payments and other unpaid amounts and compounded interest, as applicable.

Option to defer interest payments

So long as no event of default with respect to the debentures has occurred and is continuing, we may, on one or more occasions, defer interest payments on the debentures for one or more Optional Deferral Periods of up to five consecutive years without giving rise to an event of default under the terms of the debentures. A deferral of interest payments cannot extend, however, beyond the maturity date or the earlier acceleration or redemption of the debentures. During an Optional Deferral Period, interest will continue to accrue on the debentures, and deferred interest payments will accrue additional interest at the then applicable interest rate on the debentures, compounded quarterly as of each interest payment date to the extent permitted by applicable law. No interest otherwise due during an Optional Deferral Period will be due and payable on the debentures until the end of such Optional Deferral Period except upon an acceleration or redemption of the debentures during such deferral period.

At the end of five years following the commencement of an Optional Deferral Period, we must pay all accrued and unpaid deferred interest, including compounded interest, and our failure to pay all accrued and unpaid deferred interest, including compounded interest, for a period of 30 days after the conclusion of such five-year period will result in an event of default giving rise to a right of acceleration. If, at the end of any Optional Deferral Period, we have paid all deferred interest due on the debentures, including compounded interest, we can again defer interest payments on the debentures as described above.

We will provide to the Trustee and the holders of debentures written notice of any deferral of interest at least one and not more than 60 business days prior to the applicable interest payment date. In addition, our failure to pay interest on the debentures on any interest payment date will itself constitute the commencement of an Optional Deferral Period unless we pay such interest within five business days after any such interest payment date, whether or not we provide a notice of deferral. We have no present intention of exercising our right to defer payments of interest.

Payment restrictions during a deferral period

After the commencement of an Optional Deferral Period until we have paid all accrued and unpaid interest on the debentures, we will not, and will not permit any of our subsidiaries to:

(1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (which includes common and preferred stock),

(2) make any payment of principal, interest or premium on or repay, repurchase or redeem any Indebtedness Ranking on a Parity with the Debentures or Indebtedness Ranking Junior to the Debentures, or

(3) make any guarantee payments with respect to any guarantee by us of any securities of any of our subsidiaries if such guarantee ranks pari passu with or junior in right of payment to the debentures;

other than:

(a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our capital stock where the dividend stock or stock issuable upon exercise of such options, warrants or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock,

(b) any declaration of a dividend in connection with the implementation of a stockholder’s rights plan, or the issuance of capital stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

(c) as a result of a reclassification of any series or class of our capital stock or the exchange or conversion of one class or series of our capital stock for or into another class or series of our capital stock,

(d) the purchase of fractional interests in shares of our capital stock pursuant to an acquisition or the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

(e) purchases or acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of directors, officers, agents, consultants or employees or our satisfaction of our obligations under any dividend reinvestment plan or our director, officer, agent, consultant or employee stock purchase plans,

(f) any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our Indebtedness for any class or series of our capital stock,

(g) purchases or acquisitions of shares of our capital stock in connection with our satisfaction of our obligations under any contract or security entered into before commencement of the Optional Deferral Period, and

(h) (i) payment of current or deferred interest on our Indebtedness Ranking on a Parity with the Debentures made pro rata to the amounts due on our Indebtedness Ranking on a Parity with the Debentures and the debentures and (ii) payment of principal or current or deferred interest on our Indebtedness Ranking on a Parity with the Debentures that, if not made, would cause us to breach the terms of the instrument governing such Indebtedness Ranking on a Parity with the Debentures.

Optional redemption of the debentures

We may redeem the debentures in increments of $25 principal amount:

•

in whole at any time or in part from time to time on or after March 30, 2018, at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption; provided that if the debentures are not redeemed in whole, at least $25 million aggregate principal amount of the debentures must remain outstanding after giving effect to such redemption;

•

in whole, but not in part, at any time prior to March 30, 2018, within 90 days of the occurrence of a “tax event”, at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption; or

•

in whole, but not in part, at any time prior to March 30, 2018, within 90 days of the occurrence of a “rating agency event”, at a redemption price equal to the greater of (a) 100% of their principal amount or (b) the present value of a payment on March 30, 2018 in an amount equal to their outstanding principal amount and scheduled payments of interest that would have accrued from the date of redemption to March 30, 2018 on the debentures, discounted to the date of redemption on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, in each case, plus any accrued and unpaid interest (including compounded interest, if any) to but excluding the date of redemption.

“Tax event” means that we will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:

•

amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

•

official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in the preceding bullet point, by any court, governmental agency or regulatory authority; or

•

threatened challenge asserted in connection with an audit of us or any of our subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against us or becomes publicly known on or after the original issue date of the debentures, there is more than an insubstantial increase in the risk that interest accruable or payable by us on the debentures is not, or will not be, deductible by us in whole or in part, for U.S. federal income tax purposes.

“Rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the debentures, which amendment, clarification or change results in (a) the shortening of the length of time the debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the debentures.

“Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing a new issue of corporate debt securities maturing on March 30, 2018.

“Independent Investment Banker” means one of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, and their successors, appointed by the Trustee after consultation with the Company or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means with respect to any date of redemption for the debentures (1) the average of four Reference Treasury Dealer Quotations for such date of redemption, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, and their respective successors and one other primary U.S. government securities dealer (each a “Primary Treasury Dealer”), specified by us; provided that (1) if any of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, or their respective successors or any Primary Treasury Dealer specified by us shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer and (2) if we fail to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the Trustee after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any date of redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such date of redemption.

If less than all of the debentures are to be redeemed, the Trustee will select, in such manner as it shall deem appropriate and fair, the principal amount of such debentures held by each beneficial owner of such debentures to be redeemed. The Trustee may select debentures and portions of debentures in amounts of $25 and multiples of $25 in excess of $25.

On and after the date of redemption, interest will cease to accrue on the debentures or any portion of the debentures called for redemption, unless we default in the payment of the redemption amount.

Events of Default

The events of default set forth under the heading “Description of Debt Securities—Events of Default” in the accompanying prospectus shall not apply to the debentures. The following events will constitute an event of default under the debentures:

•	a default in payment of principal or any premium when due;

•

a default for 30 days in payment of any interest when due; provided that the date on which such interest payment is due and payable shall be the date on which we must make payment following any Optional Deferral Period; or

•	specified events of our bankruptcy, insolvency or reorganization.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the principal amount of all the debentures to be due and payable immediately by a notice in writing to us, and to the trustee if given by holders. If an event of default occurs because of specified events of our bankruptcy, insolvency or reorganization, the principal amount of all the debentures will be automatically accelerated, without any action by the trustee or any holder thereof.

A holder of the debentures will only have the right to institute a proceeding under the indenture or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debentures have made written request;

•	these holders have offered indemnity reasonably satisfactory to the trustee to institute proceedings as trustee;

•	the trustee does not institute a proceeding within 60 days; and

•	the trustee has not received written directions inconsistent with the request from the holders of a majority of the principal amount of the outstanding debentures during that 60 day period.

We will annually file statements with the trustee regarding our compliance with the covenants in the indenture. The trustee will generally give the holders of the debentures notice within 90 days of the occurrence of a default known to the trustee.

Transfer

No service charge will be made for any registration of transfer or exchange of debentures, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Listing

We intend to apply to list the debentures on the NYSE under the symbol “THGA.” If the application is approved, we expect trading of the debentures on the NYSE to begin within 30 days after they are first issued.

Agreement by holders to treat debentures as indebtedness for tax purposes

Each holder of the debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for all U.S. federal, state and local tax purposes.

Book-entry system

The Depository Trust Company, or DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the debentures. The debentures will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the debentures, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the debentures so long as the debentures are represented by global security certificates.

Investors may elect to hold interests in the debentures in global form through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V. (“Euroclear”), if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants (the “DTC Participants”) deposit with the depositary. The depositary also facilitates the settlement among DTC Participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the NYSE MKT LLC, and the Financial Industry Regulatory Authority, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and DTC Participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the debentures held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

We will issue certificated debentures to each person that the depositary identifies as the beneficial owner of the debentures represented by a global security certificate upon surrender by the depositary of the global security certificate if:

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for such global security certificate or ceases to be a clearing agency registered under the Exchange Act;

•	an event of default under the debentures has occurred and is continuing; or

•	we determine not to have the debentures represented by a global security certificate.

Neither we nor the trustee will be liable for any delay by the depositary or its nominee or any direct or indirect participant in identifying the beneficial owners of the debentures. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from the depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated debentures to be issued.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all debentures represented by these global security certificates for all purposes under the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the debentures represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any debentures represented by these certificates for any purpose under the debentures or the Indenture.

All payments on the debentures represented by the global security certificates and all transfers and deliveries of related debentures will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global clearance and settlement procedures

Initial settlement for the debentures will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other hand, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of debentures received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debentures settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the debentures by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debentures among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

About the trustee

U.S. Bank National Association is the Trustee. Subject to the provisions of the Trust Indenture Act of 1939, as amended, the Trustee is under no obligation to exercise any of its powers vested in it by the Indenture at the request of any holder of the debentures unless the holder offers the Trustee reasonable indemnity against the costs, expenses and liabilities which might result. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the Trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity. We have entered, and from time to time may continue to enter, into banking or other relationships with U.S. Bank National Association or its affiliates.

The Trustee may resign or be removed with respect to one or more series of debt securities under the Indenture, and a successor trustee may be appointed to act with respect to such series.

Applicable law

The debentures and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Payment and paying agent

We will pay principal of, and any premium, interest and additional amounts on the debentures at the office of the paying agent designated by us, except that we may pay interest by check mailed to the registered holder or by wire transfer if the registered holder requests in writing to the Trustee at least 15 days prior to the date for payment.

All moneys we pay to a paying agent of the Trustee for the payment of principal of, or any premium, interest or additional amounts on, a debenture which remains unclaimed at the end of two years will be repaid to us, and the holder of the debenture may then look only to us for payment.

The U.S. Bank National Association will act as paying agent for the debentures.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal tax consequences of the ownership and disposition of the debentures. This summary:

•

is based on the Internal Revenue Code of 1986, as amended, or the “Code,” U.S. Treasury regulations issued under the Code, judicial decisions and administrative pronouncements, all of which are subject to different interpretation and to change. Any such change may be applied retroactively and may adversely affect the U.S. federal tax consequences described in this prospectus supplement;

•

addresses only tax consequences to investors that both (1) purchase the debentures upon their original issuance for cash at their issue price (generally, the first price to the public, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the debentures is sold for money); and (2) hold the debentures as capital assets within the meaning of Section 1221 of the Code (that is, generally, for investment purposes);

•	does not discuss all of the tax consequences that may be relevant to particular investors in light of their particular circumstances (such as the application of the alternative minimum tax);

•

does not discuss all of the tax consequences that may be relevant to investors that are subject to special treatment under U.S. federal income tax laws (such as insurance companies; financial institutions; tax-exempt organizations; retirement plans; regulated investment companies; dealers in securities; U.S. Holders (as defined below) whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar; investors holding the debentures as part of a straddle or integrated transaction; former U.S. citizens or long-term residents subject to taxation as expatriates under Sections 877 or 877A of the Code; or traders in securities that have elected to use a mark-to-market method of accounting for their securities holdings);

•

does not discuss the effect of other U.S. federal tax laws (such as estate and gift tax laws or the newly effective 3.8% Medicare tax on net investment income), or of any state, local, or non-U.S. tax laws; and

•

does not discuss the tax consequences to a person holding debentures through a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes), except to the limited extent specifically indicated below.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds the debentures, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding debentures, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the debentures.

Prospective investors should consult their own tax advisors with regard to the tax consequences to them in light of their particular situation and the application of any other U.S. federal as well as state, local, or non-U.S. tax laws, including gift and estate tax laws, and tax treaties.

Classification of the Debentures

In the opinion of our counsel, Ropes & Gray LLP, assuming full compliance with the terms of the indenture and other relevant documents, while the matter is not free from doubt, the debentures will be treated as indebtedness for U.S. federal income tax purposes. We agree, and by acquiring an interest in a debenture each beneficial owner of a debenture agrees, to treat the debenture as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes the debentures are treated as such. This characterization is not binding on the Internal Revenue Service (“IRS”) or any court, however, and we cannot assure that the IRS or a court will agree with our determination. No ruling is being sought from the IRS on any of the issues discussed herein. If the IRS were to argue successfully that the debentures should be treated as equity rather than debt, the tax consequences of an investment in the debentures may be adversely affected.

You should consult your own tax advisor regarding the tax consequences if the debentures were to be treated as equity rather than debt for U.S. federal income tax purposes.

Material U.S. Federal Income Tax Consequences to U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the debentures by a “U.S. Holder.” For purposes of this summary, “U.S. Holder” means a beneficial owner of a debenture or debentures that is for U.S. federal income tax purposes:

•

an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Treatment of Stated Interest and Original Issue Discount

Under the terms of the debentures, we have the right on one or more occasions to defer the payment of interest on the debentures for up to five consecutive years. Treasury regulations provide that the possibility that interest on the debentures might be deferred could result in the debentures being treated as issued with original issue discount (“OID”), unless the likelihood of such deferral is remote. We believe that the likelihood of interest deferral is remote and therefore that the possibility of such deferral will not result in the debentures being treated as issued with OID. However, there can be no assurance that the IRS or a court will agree with our position. Assuming this determination is correct, stated interest paid on the debentures will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

If the possibility of interest deferral were determined not to be remote, or if interest were in fact deferred, the debentures would be treated as issued with OID at the time of issuance, or at the time of such deferral, as the case may be, and all stated interest, or if interest is in fact deferred all stated interest due after such deferral, would be treated as OID. If the debentures are treated as issued with OID, then a holder will be required to include the OID on such debenture in gross income (as ordinary income) as it accrues on a constant yield to maturity basis for U.S. federal income tax purposes, potentially in advance of the receipt of the cash payments to which such OID is attributable and regardless of the holder’s regular method of accounting for U.S. federal income tax purposes.

Treatment of Taxable Dispositions of Debentures

Upon the sale, exchange, retirement, or other taxable disposition (each, a “disposition”) of a debenture, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest or OID, which will generally be taxable to that U.S. Holder as ordinary interest income at that time if not previously included in the U.S. Holder’s income) and the U.S. Holder’s adjusted tax basis in the debenture. A U.S. Holder’s adjusted tax basis in a debenture will generally equal the cost of the debenture to such U.S. Holder, increased by any OID previously included in income and reduced by any payments (other than payments constituting qualified stated interest) received on the debenture. Gain or loss realized on the disposition of a debenture generally will be capital gain or loss to the U.S. Holder. Such gain or loss will be long-term capital gain or loss if, at the time of such disposition, the debenture has been held for more than one year, and otherwise generally will be short-term capital gain or loss. Long-term capital gain recognized by a non-corporate U.S. Holder generally is eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to significant limitations.

Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of the debentures by a holder that is a “Non-U.S. Holder.” For purposes of this summary, “Non-U.S. Holder” means a beneficial owner of a debenture or debentures, other than a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes), that is not a U.S. Holder.

Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including “controlled foreign corporations” (within the meaning of the Code) and “passive foreign investment companies” (within the meaning of the Code), or under tax treaties to which the United States is a party. Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local, and non-U.S. tax consequences that may be relevant to them.

Treatment of Interest

Subject to the discussion below concerning FATCA (as defined below) withholding and backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest income (including OID, if any) on a debenture if the interest income qualifies for the “portfolio interest exemption.” Interest income on a debenture will qualify for the “portfolio interest exemption” if each of the following requirements is satisfied:

•	the interest income is not effectively connected with the conduct of a trade or business in the United States;

•	the Non-U.S. Holder appropriately certifies its status as a non-U.S. person (as described below);

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us through stock ownership; and

•	the Non-U.S. Holder is not a bank that acquired the debentures in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

The certification requirement referred to above generally will be satisfied if the Non-U.S. Holder provides a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person (within the meaning of the Code). If the Non-U.S. Holder holds its debentures through a financial institution or other agent acting on its behalf, the Non-U.S. Holder will be required to provide appropriate documentation to that agent. For payments made to foreign partnerships and certain other pass-through entities, the certification requirement will generally apply to the partners or other interest holders in addition to the partnership or other pass-through entity. Prospective Non-U.S. Holders should consult their tax advisors regarding this certification requirement, and alternative methods for satisfying the certification requirement.

If the requirements of the “portfolio interest exemption” are not satisfied with respect to a Non-U.S. Holder, payments of interest (including OID, if any) to that Non-U.S. Holder will be subject to a 30% U.S. withholding tax, unless another exemption or a reduced withholding rate applies. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form) establishing that the holder is entitled to claim the benefit of the applicable tax treaty. Alternatively, an exemption applies to the 30% U.S. withholding tax if the interest (including OID, if any) is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the debentures in the same manner as a U.S. Holder, as described above, unless an applicable income tax treaty provides otherwise. In addition, Non-U.S. Holders that are corporations may be subject to a branch profits tax with respect to any such U.S. trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of Taxable Dispositions of Debentures

Subject to the discussion below concerning FATCA (as defined below) withholding and backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized upon the taxable disposition of a debenture unless:

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States).

If the first exception above applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the taxable disposition of the debenture) exceed capital losses from U.S. sources. If the second exception above applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations may be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

FATCA Withholding

Under legislation commonly referred to as the “Foreign Account Tax Compliance Act” (“FATCA”), a withholding tax of 30% is generally applied to payments of (i) interest on a debt obligation of a U.S. issuer on or after January 1, 2014, and (ii) gross proceeds from the sale or other disposition of such a debt obligation on or after January 1, 2017, in each case made to (a) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the U.S. government (or is required by applicable local law) to collect and provide to the United States or other relevant tax authorities certain information regarding U.S. account holders of such institution; or (b) a foreign entity that is not a financial institution (as a beneficial owner or as an intermediary), unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or identifying its substantial U.S. owners, which generally includes any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity. Under applicable regulations, this legislation generally will not apply to a debt obligation outstanding on January 1, 2014, unless such debt obligation undergoes a “significant modification” (within the meaning of the applicable Treasury regulations promulgated under the Code) after such date. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation and the applicable regulations on their investment in a debenture.

Certain U.S. Information Reporting Requirements and Backup Withholding

U.S. Holders

We (or, if a U.S. Holder holds debentures through a broker or other securities intermediary, the intermediary) may be required to file information returns with the IRS with respect to payments of interest made to U.S. Holders, and, in some cases, disposition proceeds of the debentures.

In addition, a U.S. Holder may be subject to backup withholding currently at a rate of 28% on those payments if the U.S. Holder does not provide its taxpayer identification number in the manner required, fails to certify that it is not subject to backup withholding, fails properly to report in full its dividend and interest income, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Prospective U.S. Holders should consult their tax advisors concerning the application of these information reporting and backup withholding rules.

Non-U.S. Holders

The U.S. rules concerning information reporting and backup withholding applicable to Non-U.S. Holders are as follows:

•

interest payments (including OID, if any) received by a Non-U.S. Holder will be exempt from backup withholding if the Non-U.S. Holder satisfies any of the certification requirements described above under “—Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders—Treatment of Interest.” The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the Non-U.S. Holder is a U.S. person (as defined in the Code). In addition, information reporting (on Form 1042-S) will apply to payments of interest even if certification is provided and the interest is exempt from the 30% withholding tax; and

•

sale proceeds received by a Non-U.S. Holder on a sale of debentures through a broker may be subject to information reporting and/or backup withholding if the Non-U.S. Holder is not eligible for an exemption or does not provide a certification described above under “—Certain U.S. Federal Tax Consequences to Non-U.S. Holders—Treatment of Interest.” In particular, information reporting and backup withholding may apply if the Non-U.S. Holder uses the U.S. office of a broker, and information reporting (but generally not backup withholding) may apply if a Non-U.S. Holder uses the non-U.S. office of a broker that has one of certain connections to the United States.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Prospective Non-U.S. Holders should consult their tax advisors concerning the application of these information reporting and backup withholding rules.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING THE TAX CONSEQUENCES UNDER U.S. FEDERAL NON-INCOME, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS (AND ANY PROPOSED CHANGES IN APPLICABLE LAW).

UNDERWRITING

THG and the underwriters for the offering named below have entered into an underwriting agreement with respect to the debentures. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of debentures indicated in the following table. Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as the representatives of the underwriters for the offering.

Underwriters	Principal Amount
Morgan Stanley & Co. LLC	$44,333,350
Merrill Lynch, Pierce, Fenner & Smith Incorporated	44,333,325
Wells Fargo Securities, LLC	44,333,325
J.P. Morgan Securities LLC	8,750,000
Barclays Capital Inc.	5,468,750
Goldman, Sachs & Co.	5,468,750
BB&T Capital Markets, a division of BB&T Securities, LLC	3,281,250
Lloyds Securities Inc.	3,281,250
Janney Montgomery Scott LLC	2,625,000
JMP Securities LLC	2,625,000
Keefe, Bruyette & Woods, Inc.	2,625,000
RBC Capital Markets, LLC	2,625,000
Sterne, Agee & Leach, Inc.	2,625,000
William Blair & Company, L.L.C.	2,625,000

Total	$175,000,000

The underwriters are committed to take and pay for all of the debentures being offered, if any are taken.

Debentures sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any debentures sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $0.50 for each $25 principal amount of debentures. Any such securities dealers may resell any debentures purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to $0.45 for each $25 principal amount of debentures. If all the debentures are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the debentures by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The debentures are a new issue of securities with no established trading market. THG will apply for the listing of the debentures on the NYSE under the symbol “THGA.” If approved for listing, trading of the debentures on the NYSE is expected to commence within 30 days after they are first issued. THG has been advised by the underwriters that the underwriters intend to make a market in the debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debentures.

In connection with the offering, the underwriters may purchase and sell debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of debentures than they are required to purchase in the offering. The underwriters must close out any short position by purchasing debentures in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the debentures in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debentures while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased debentures sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the debentures. As a result, the price of the debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

THG estimates that its share of the total expenses of the offering, excluding the underwriting discount, will be approximately $1 million.

THG has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

We expect to deliver the debentures against payment for the debentures on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the debentures (“T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade debentures on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the debentures initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for THG, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of THG. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offering Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of debentures which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of debentures shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of debentures to the public” in relation to any debentures in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the debentures to be offered so as to enable an investor to decide to purchase or subscribe the debentures, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the debentures in circumstances in which Section 21(1) of the FSMA does not apply to THG; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the debentures in, from or otherwise involving the United Kingdom.

Hong Kong

The debentures may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the debentures may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The debentures have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any debentures, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the debentures may not be circulated or distributed, nor may the debentures be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the debentures are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the debentures under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

VALIDITY OF THE DEBENTURES

The validity of the debentures offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed with the SEC. For further information about us and the securities offered by this prospectus supplement, we refer you to the registration statement and its exhibits and schedules which may be obtained as described herein.

The SEC’s rules allow us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus, and information that we file subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules) after the date of this prospectus supplement and prior to the time that we sell all of the securities offered by this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•

our Proxy Statement on Schedule 14A filed on March 29, 2012 (with respect to information contained in such proxy statement that is incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2011 only); and

•	our Current Report on Form 8-K filed on March 1, 2013.

We will provide each person to whom this prospectus supplement is delivered a copy of all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. The public may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may request copies of these filings, at no cost, by writing or telephoning us at:

The Hanover Insurance Group, Inc.

Attn: Investor Relations

440 Lincoln Street

Worcester, Massachusetts 01653

(508) 855-1000

Copies of these filings are also available, without charge, on our website at http://www.hanover.com. The contents of our website have not been, and shall not be deemed to be, incorporated by reference into this prospectus.

PROSPECTUS

Common Stock

Preferred Stock

Warrants

Debt Securities

Depositary Shares

Stock Purchase Contracts

Units

The Hanover Insurance Group, Inc. may offer and sell securities from time to time in one or more offerings. This prospectus describes some of the general terms of these securities. The specific terms of the securities to be offered and other information as to the terms and matters related to a specific offering will be described in one or more prospectus supplements to this prospectus. The prospectus supplements may also add to, update or change the information contained in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. You should read carefully both this prospectus and any prospectus supplement before making your investment decision.

We may offer and sell the securities on an immediate, continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods at prices and on terms determined at the time of offering. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The common stock of The Hanover Insurance Group, Inc. is listed on the New York Stock Exchange under the symbol “THG.” On March 15, 2013, the closing price of our common stock was $43.90.

Investing in these securities involves certain risks. See “Risk Factors” on page 1 and in the applicable prospectus supplement.

The address of our principal executive offices is 440 Lincoln Street, Worcester, Massachusetts, 01653, and our telephone number is (508) 855-1000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 20, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, any combination of the securities described in this prospectus may be sold in one or more offerings. Each time securities are sold under this shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The applicable prospectus supplement also may contain important information about U.S. federal tax consequences if you acquire the securities being offered by that prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find More Information” below.

This prospectus does not include all of the information that is in the registration statement. We omitted certain parts of the registration statement from this prospectus as permitted by the SEC. We refer you to the registration statement and its exhibits for additional information about us and the securities that may be sold under this prospectus.

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. Neither we nor any underwriter, dealer or agent take responsibility for, or provide any assurance as to the reliability of, any different or additional information. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “THG,” “we,” “us” and “our” refer to The Hanover Insurance Group, Inc. and its subsidiaries.

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors under the heading “Risk Factors” in the applicable prospectus supplement and all of the other information contained or incorporated by reference in this prospectus or such prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed subsequently to the Annual Report, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) 732-0330. Our filings are also available to the public from the website maintained by the SEC at http://www.sec.gov.

The SEC’s rules allow us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules) after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all of the securities offered by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•

our Proxy Statement on Schedule 14A filed on March 29, 2012 (with respect to information contained in such proxy statement that is incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2011 only);

•	our Current Report on Form 8-K filed on March 1, 2013; and

•

the description of the common stock, $0.01 par value per share, contained in our Registration Statement on Form S-1, which the Securities and Exchange Commission declared effective on October 10, 1995.

You may obtain documents incorporated by reference into this prospectus at no cost by requesting them in writing or telephoning us at the following address:

The Hanover Insurance Group, Inc.

Attn: Investor Relations

440 Lincoln Street

Worcester, Massachusetts 01653

(508) 855-1000

Copies of these filings are also available, without charge, on our website at http://www.hanover.com. The contents of our website have not been, and shall not be deemed to be, incorporated by reference into this prospectus.

This prospectus constitutes a part of a registration statement on Form S-3, referred to herein, including all amendments and exhibits, as the Registration Statement, that we have filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We refer you to the Registration Statement and related exhibits for further information regarding us and our securities. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the address set forth above or from the SEC’s website at http://www.sec.gov. Statements contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

THE HANOVER INSURANCE GROUP, INC.

THG is a holding company organized as a Delaware corporation in 1995. Our primary business operations are property and casualty insurance products and services marketed through independent agents and brokers in the United States, or U.S. The Hanover Insurance Company, or Hanover Insurance, and Citizens Insurance Company of America, or Citizens, are our principal U.S. property and casualty subsidiaries. We also conduct business internationally through a wholly-owned subsidiary, Chaucer Holdings plc, or Chaucer, which operates through the Society and Corporation of Lloyd’s, or Lloyd’s, and is domiciled in the United Kingdom, or U.K.

We manage our operations principally through four segments, including three in which we provide insurance products and services: Commercial Lines, Personal Lines, and Chaucer. We underwrite commercial and personal property and casualty insurance through Hanover Insurance, Citizens and other THG subsidiaries, through an independent agent and broker network concentrated in the Northeast, Midwest and Southeast U.S. We also continue to actively grow our commercial lines presence in the Western region of the U.S. Our Chaucer segment is a specialist insurance underwriting group which operates through Lloyd’s and writes business internationally. Our fourth segment, Other Property and Casualty, consists of Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, earnings on holding company assets, and a run-off voluntary pools business.

We are incorporated in the state of Delaware, our principal executive offices are located at 440 Lincoln Street, Worcester, Massachusetts, 01653 and our telephone number is (508) 855-1000.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our securities offered by this prospectus for general corporate and working capital purposes. General corporate and working capital purposes may include repurchase of shares of our common stock, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated are as follows:

Fiscal Years Ended
	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008
Ratio of Earnings to Fixed Charges(1)(2)	1.414x	1.348x	5.112x	7.534x	4.582x

(1)	For purposes of the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before federal income taxes, minority interest, extraordinary items and cumulative effect of accounting changes plus appropriate fixed charges. “Fixed charges” consist of interest expense on debt and the portion of operating lease rental expense representative of an interest factor.
(2)	We have authority to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share; however, there are currently no shares of preferred stock outstanding and we do not have a preferred stock dividend obligation. Therefore, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

GENERAL DESCRIPTION OF SECURITIES

The following description sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement. If the information contained in the prospectus supplement differs from the following description, you should rely on the information in the prospectus supplement.

Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may be permitted under applicable law, rules or regulations.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our charter and by-laws, both of which are included as exhibits to the registration statement of which this prospectus is a part.

We are authorized to issue 300,000,000 shares of common stock. As of December 31, 2012, we had 44,297,934 shares of common stock outstanding.

General Terms. The holders of our common stock are entitled to one vote for each share held on all matters properly submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. The holders of our common stock are entitled to receive proportionally any dividends declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock.

In the event of a liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after the payment of all debts and other liabilities, subject to the prior distribution rights of any outstanding preferred stock that may be issued in the future. The holders of our common stock have no preemptive, subscription, redemption, sinking fund or conversion rights. All shares of common stock have equal rights and preferences. The outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of our preferred stock that we may designate and issue in the future.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Limited.

New York Stock Exchange. Our common stock is listed for quotation on the New York Stock Exchange under the symbol “THG.”

Preferred Stock

Terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock and in any related free writing prospectus that we may authorize to be distributed to purchasers. The terms of any series of preferred stock may differ from the terms described below. Certain terms of the preferred stock described below are incomplete.

As of the date of this prospectus, no shares of our preferred stock were outstanding. We are authorized to issue 20,000,000 shares of preferred stock, par value $0.01 per share, all of which are undesignated.

General Terms. Our board of directors can fix the rights, preferences and privileges, and any qualifications, limitations or restrictions, of the shares of each series of preferred stock. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control and could harm the market price of our common stock.

Our board of directors will make the determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders.

If we offer a specific class or series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•

the dividend rate, or method of calculation of dividends, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions;

•

if other than the currency of the United States, the currency or currencies, including composite currencies, in which the preferred stock is denominated and/or in which payments will or may be payable;

•	any conversion provisions; and

•	any other rights, preferences, privileges, limitations or restrictions on the preferred stock.

The preferred stock offered by this prospectus, when issued, will not have, or be subject to, any preemptive or similar rights. The preferred stock, when issued, will be fully paid and nonassessable.

Transfer Agent and Registrar. The transfer agent and registrar for any series or class of preferred stock will be set forth in each applicable prospectus supplement.

Provisions of Our Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

Certain provisions of our certificate of incorporation and by-laws may be deemed to have an anti-takeover effect and may prevent, delay, or defer a tender offer or takeover attempt that a stockholder may deem in his, her, or its best interest. The existence of these provisions also could limit the price that investors might be willing to pay for our securities. Such provisions include:

Staggered Board, Removal of Directors, and Charter Amendments relating to the Board

Our certificate of incorporation and by-laws provide for the division of our board of directors into three classes, with each class being as nearly equal in number as possible, serving staggered three year terms. Our certificate of incorporation provides that any amendments to the certificate of incorporation relating to certain actions, including amendments thereto, with respect to the by-laws, actions by directors and classes may only be made by the affirmative vote of the holders of at least two thirds of the shares of capital stock issued and outstanding and entitled to vote. These provisions may have the effect of making it more difficult for a third party to acquire control of us, or of discouraging a third party from attempting to acquire control of us.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the New York Stock Exchange. These additional shares may be utilized for a variety of corporate purposes. In particular, our board of directors could issue shares of preferred stock that could, depending on the terms of the series, impede the completion of a takeover effort. Our board of directors may determine that the issuance of such shares of preferred stock is in our, and our stockholders’, best interest. Such issuance could discourage a potential acquiror from making an unsolicited acquisition attempt through which such acquiror may be able to change the composition of the board, including a tender offer or other transaction a majority of our stockholders might believe to be in their best interest or in which stockholders might receive a substantial premium for their stock over the then-current market price.

Advance Notice Requirements for Director Nominations

Our by-laws provide that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice thereof in proper written form to the clerk accompanied by a petition signed by at least 100 record holders of capital stock of the corporation which shows the class, series (if any) and number of shares held by each person and which holders represent in the aggregate at least 1% of the outstanding shares entitled to vote in the election of directors. To be timely, a stockholder nominating individuals for election to the board of directors or proposing business must provide advanced notice to us not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting of stockholders or, in the case of any special meeting, not less than 60 days nor more than 90 days prior to the special meeting, unless, in the case of annual meeting, such meeting occurs more than 30 days before or after such anniversary date, or, in the case of a special meeting, such meeting occurs less than 70 days after notice or public disclosure of the date of the special meeting is given or made, in which cases notice will be timely if received not later than the close of business on the tenth day after the day on which notice or public announcement of the date of such meeting was made.

Limits on Ability of Stockholders to Act by Written Consent

Our certificate of incorporation provides that our stockholders may not act by written consent. In addition, our by-laws require that special meetings of stockholders be called only by our board of directors, our chairman of the board, if any, or our president. Further, business transacted at any special meeting of stockholders is limited to matters relating to the purpose or purposes stated in the notice of meeting. This limit on the ability of our stockholders to act by written consent or to call a special meeting may lengthen the amount of time required to take stockholder proposed actions.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with an interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is any person who, together with such person’s affiliates and associates (1) owns 15% or more of a corporation’s voting securities or (2) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three year period immediately preceding a business combination governed by Section 203. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve.

DESCRIPTION OF WARRANTS

As of the date of this prospectus, we had no warrants outstanding to purchase shares of our common stock, preferred stock or debt securities. We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in each applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•

if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that class or series of our preferred stock;

•	if applicable, the exercise price for our debt securities, the amount of our debt securities to be received upon exercise and a description of that series of debt securities;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on which the warrants may be exercised;

•

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	certain material U.S. federal income tax consequences, if applicable;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar. The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth the material terms and provisions of the debt securities. In the description that follows, “we”, “us” and “our” refers only to The Hanover Insurance Group, Inc. and not to any of its subsidiaries. The debt securities will be issued under an indenture (as amended and supplemented from time to time, the “indenture”), dated as of March 20, 2013, between us and U.S. Bank National Association, a copy of which is included as an exhibit to the registration statement of which this prospectus is a part. The specific terms applicable to a particular issuance of debt securities and any variations from the terms set forth below will be set forth in the applicable prospectus supplement.

The following is a summary of the material terms and provisions of the indenture and the debt securities. You should refer to the indenture and the applicable prospectus supplement for complete information regarding the terms and provisions of the indenture and the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. The indenture permits us to issue both senior and subordinated debt securities. The senior debt securities will be our senior unsecured obligations and will rank equal in right of payment to all of our other existing and future indebtedness and other liabilities that are not, by their terms, expressly subordinated in the right of payment to the senior debt securities. The subordinated debt securities will be unsecured obligations and subordinated in right of payment to all of our existing and future senior indebtedness. The manner and extent of such subordination will be set forth in the applicable prospectus supplement for such subordinated debt securities.

The debt securities may be issued in one or more separate series of senior debt securities or subordinated debt securities. A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offered debt securities. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the amount(s) that may be issued;

•	the person to whom any interest on the debt securities shall be payable if other than the registered holder;

•	the maturity date(s) or the method by which this date or these dates will be determined;

•	the interest rate, if any, or the method of computing the interest rate;

•	the date or dates from which interest will accrue, or how this date or these dates will be determined, and the interest payment date or dates, if any, and any related record dates;

•	the place(s) where payments, if any, will be made on the debt securities and the place(s) where debt securities may be presented for transfer or exchange;

•	the period or periods within which, the price or prices at which, and the terms and conditions on which, we may redeem or be required to redeem, the debt securities;

•	any provisions relating to the convertibility or exchangeability of the debt securities for other debt securities or equity securities;

•	any mandatory or optional sinking fund or similar provisions;

•	if other than denominations of $1,000 and integral multiples thereof, the denominations in which any debt securities shall be issuable;

•

if other than the full principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

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if other than United States dollars, the foreign currency or units of two or more foreign currencies in which payment of the principal of (and premium, if any) or interest on the debt securities shall be payable;

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if the principal of (and premium, if any) or interest on the debt securities is payable, at our election or election of the holders, in a currency or units of two or more currencies other than that in which the debt securities are stated to be payable, the period or periods within which, and the terms and conditions, upon which, such election may be made;

•	any index used to determine the amount of payment of principal of (and premium, if any) or interest on the debt securities;

•	whether the debt securities will not be subject to defeasance or covenant defeasance in advance of the date for redemption or the stated maturity date;

•	whether the debt securities will be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	any additional or different events of default and any change in the right of the trustee or the holders to declare principal due and payable;

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness;

•	any additional or different covenants;

•	the form of debt securities; and

•	any other terms of the debt securities.

We will have the ability under the indenture to “reopen” a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of that series.

Unless otherwise indicated in the applicable prospectus supplement, the covenants contained in the indenture may not protect holders of the debt securities in the event of a highly leveraged or other transaction involving us or our subsidiaries that may adversely affect the holders of the debt securities.

Debt securities may be issued under the indenture as original issue discount securities. An original issue discount security is a security, including any zero-coupon security, that under applicable U.S. federal income tax law has a “stated redemption price at maturity” that exceeds its “issue price” by an amount that does not satisfy a de minimis test. If a series of debt securities is issued as original issue discount securities, the special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be discussed in the applicable prospectus supplement.

Form, Exchange and Transfer

The debt securities will be issuable as registered securities. The ownership or transfer of debt securities will be listed in the security register described in the indenture.

The indenture provides that debt securities may be issuable in global form which will be deposited with, or on behalf of, a depositary, identified in an applicable prospectus supplement. If debt securities are issued in global form, one certificate will represent a large number of outstanding debt securities which may be held by separate persons, rather than each debt security being represented by a separate certificate.

If the purchase price, or the principal of, or any premium or interest on any debt securities is payable in, or if any debt securities are denominated in, one or more foreign currencies, the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, debt securities denominated in U.S. dollars will be issued only in denominations of $1,000 and integral multiples thereof.

Debt securities may be presented for registration of transfer with the applicable form of transfer duly executed, at the office of the Security Registrar, as defined in the indenture, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. This registration of transfer or exchange will be effected upon the Security Registrar being satisfied with the documents of title and identity of the person making the request.

A debt security in global form may not be transferred except as a whole by or between the depositary for the debt security and any of its nominees or successors. A debt security in global form may be exchanged for definitive debt securities only if the depositary notifies us that it is unwilling or unable to continue as depositary, we decide to issue definitive securities, or an event of default shall have occurred and is continuing with respect to the series of debt securities issued in global form. If any debt security of a series is issuable in global form, the applicable prospectus supplement will describe:

•	the manner of payment of principal, premium and interest, if any, on that global debt security, and

•	the specific terms of the depositary arrangement with respect to that global debt security.

Payment and Paying Agents

Unless otherwise specified in an applicable prospectus supplement, we will pay principal, any premium and interest on debt securities at the office of the paying agents we have designated, except that we may pay interest by check mailed to, or wire transfer to the account of, the holder. Unless otherwise specified in any applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name the debt security is registered at the close of business on the record date for this interest payment.

The paying agents outside the United States initially appointed by us for a series of debt securities will be named in the applicable prospectus supplement. In addition, we will be required to maintain at least one paying agent in each place of payment for the series.

Consolidation, Merger or Conveyance

We have the ability to merge or consolidate with, or convey, transfer or lease all or substantially all of our property, to another corporation, provided that:

•	in the event we consolidate with or merge into another person or convey, transfer or lease our properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which we are merged that acquires by conveyance or transfer, or leases, our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance and observance of every covenant in the indenture on the part of us to be performed or observed;

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immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or a subsidiary as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has happened and is continuing; and

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we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with all requirements of the indenture and that all conditions precedent provided for in the indenture relating to the transaction have been complied with.

Events of Default

The following are events of default with respect to any series of debt securities issued:

•	default in the payment of any interest upon any security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of (or premium, if any, on) any security of that series at its maturity;

•	default in the deposit of any sinking fund payment, when and as due by the terms of any security of that series;

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default in the performance, or breach, of any covenant or warranty in the indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the indenture specifically dealt with or which has expressly been included in the indenture solely for the benefit of a series of securities other than the series in respect of which the event of default is being determined), and continuance of such default or breach for a period of 60 days after there has been given a written notice, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding securities of that series specifying such default or breach and requiring it to be remedied;

•	specified events of our bankruptcy, insolvency or reorganization; or

•	any other events of default provided with respect to debt securities of that series.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare each debt security of that series due and payable immediately by a notice in writing to us, and to the trustee if given by holders. If an event of default occurs because of specified events of bankruptcy, insolvency or reorganization, the principal amount of each series of debt securities will be automatically accelerated, without any action by the trustee or any holder thereof.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indenture or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

•	these holders have offered indemnity reasonably satisfactory to the trustee to institute proceedings as trustee;

•	the trustee does not institute a proceeding within 60 days; and

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the trustee has not received written directions inconsistent with the request from the holders of a majority of the principal amount of the outstanding debt securities of that series during that 60 day period.

We will annually file statements with the trustee regarding our compliance with the covenants in the indenture. The trustee will generally give the holders of debt securities notice within 90 days of the occurrence of a default known to the trustee.

Waiver, Modifications and Amendment

The holders of a majority of the principal amount of the outstanding debt securities of any particular series may, on behalf of the holders of all debt securities of the series, waive past defaults with respect to that particular series, except for:

•	the payment of the principal of (or premium, if any) or interest on any security of such series; or

•	defaults relating to any covenants of the indenture which cannot be changed without the consent of each holder of a debt security directly affected by the change.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected may, on behalf of the holders of all debt securities of the series, waive our compliance with some of the restrictive provisions of the indenture.

We and the trustee may amend the indenture with the consent of the holders of a majority of the principal amount of the outstanding debt securities of each series that is affected. However, without the consent of each directly affected holder, such changes shall not include the following with respect to debt securities held by a non-consenting holder:

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change the stated maturity of, the principal of, or any installment of principal of or interest on, any security, or reduce the principal amount, the rate of interest or any premium payable upon the redemption, or reduce the amount of the principal due and payable upon a declaration of acceleration of maturity of a discount security, or change any place of payment where, or currency in which, any security or any premium or the interest is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of redemption, on or after the redemption date);

•

reduce the percentage in principal amount of the outstanding securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults provided for in the indenture; or

•

modify any of the above requirements or the ability to waive certain past defaults or covenants, except to increase any percentage or to provide that certain other provisions of the indenture cannot be modified or certain past defaults cannot be waived without the consent of the holder of each outstanding security directly affected.

For purposes of computing the required consents referred to above, the aggregate principal amount of any outstanding debt securities not payable in U.S. dollars is the amount of U.S. dollars that could be obtained for this principal amount based on the market rate of exchange for the applicable foreign currency or currency unit as determined by the trustee in accordance with the terms of the indenture.

We and the trustee may amend the indenture without the consent of the holders for any of the following purposes:

•	to evidence the succession of another person succeeding us and the assumption by any such successor of our covenants in the indenture and in the debt securities;

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to add to our covenants for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power conferred upon us in the indenture;

•

to add any additional events of default with respect to all or any series of debt securities (and if such events of default are to be for the benefit of less than all series of debt securities, stating that such events of default are expressly being included solely for the benefit of such series);

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to add to or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•

to change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall become effective only when there is no security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to make a change to the debt securities of any series that does not adversely affect the rights of any holder of the debt securities of such series;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the debt securities of one or more series or to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee;

•

to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, provided such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect;

•

to comply with any requirement of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended from time to time; or

•	to conform the indenture or the debt securities to the description thereof in the related prospectus, offering memorandum or disclosure document.

Defeasance and Covenant Defeasance

Unless otherwise specified in the prospectus supplement relating to a series of debt securities, subject to certain conditions, we may elect either:

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defeasance for a series of debt securities, whereby we are discharged from any and all obligations with respect to the debt securities of that series, except as may be otherwise provided in the indenture; or

•	covenant defeasance for a series of debt securities, whereby we are released from our obligations with respect to certain covenants that apply to that series.

We may do so by depositing with the trustee money, and/or certain government securities which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal and any premium and interest on the applicable series of debt securities, and any mandatory sinking fund or analogous payments on their scheduled due dates. This type of a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel meeting the requirements set forth in the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture. We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with U.S. Bank National Association or its affiliates in the ordinary course of business.

DESCRIPTION OF DEPOSITARY SHARES

The applicable prospectus supplement will describe the terms of any depositary shares. The following description and any description of deposit agreements in the applicable prospectus supplement may not be complete and is subject to, and is qualified in its entirety by reference to the deposit agreement relating to such depositary shares that we will file with the SEC in connection with a public offering of depositary shares.

We may, at our option, elect to offer fractional shares of preferred stock, rather than whole shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock. The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us having its principal office in the U.S., as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The form of deposit agreement, including the form of depositary receipt, will be established at the time of the offering of any depositary shares and will be described in the applicable prospectus supplement related to any offering of such securities.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

The applicable prospectus supplement will describe the terms of any stock purchase contracts. The following description and any description of stock purchase contracts in the applicable prospectus supplement may not be complete and is subject to, and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts that we will file with the SEC in connection with a public offering of stock purchase contracts.

We may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified or variable number of shares of our common stock, preferred stock or depositary shares, as applicable, at a future date or dates. The price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

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whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	whether the stock purchase contracts will be issued in fully registered or global form; and

•	any other terms of the stock purchase contracts.

DESCRIPTION OF UNITS

The applicable prospectus supplement will describe the terms of any units. The following description and any description of units in the applicable prospectus supplement may not be complete and is subject to, and is qualified in its entirety by reference to, the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units that we will file with the SEC in connection with a public offering of units.

We may issue units comprising one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities composing the units; and

•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

General

The securities may be sold:

•	to or through one or more underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate;

•	through one or more dealers or agents; or

•	to investors directly in negotiated sales or in competitively bid transactions.

The prospectus supplement for the securities or any series thereof that we sell will describe, to the extent required, information with respect to that offering, including:

•	the name or names of any underwriters or agents and the respective amounts underwritten;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	any material relationships with the underwriters.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions and the underwriters will be obligated to purchase all of these securities if any are purchased.

The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

Agents

We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the applicable prospectus supplement.

Direct sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of the applicable securities.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

Certain relationships

Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

No assurance of liquidity

The securities registered hereby may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities or any series thereof.

VALIDITY OF SECURITIES

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities will be passed upon on behalf of THG by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.